Exhibit 10.38

MITEL NETWORKS, INC.
MITEL NETWORKS SOLUTIONS, INC.
205 Van Buren Street, Suite 400
Hemdon, VA, 20170-5336
Telephone: 703-318-7020
February 21, 2005
Kevin Bowyer,
Dear Kevin;
Mitel Networks, Inc. is pleased to offer you full-time employment. Your position with us will be President, Mitel Networks Inc. and you will report to me, Paul Butcher, in my capacity as Chief Operating Officer. Your start date will be March 14, 2005.
The terms of your offer are outlined below.
COMPENSATION
Your annual base compensation will be $183,000.00, which includes a car allowance of $8,000. In addition you will be eligible for an annualized target incentive opportunity of $175,000, which will be payable based upon successful completion of assigned objectives. Details of the incentive compensation plan will be provided to you following your start date.
You will have the opportunity to participate in our Employee Stock Option Plan upon signing. The company will be recommending to the Compensation Committee of the Board of Directors that an option for 150,000 common shares be granted to you. The option will be effective on the date of approval of the Compensation Committee and the share price will be the share price in effect on the date of approval. This option will exist while you are an employee at Mitel Networks and will be subject to all other items in the plan including exercise period and method of payment.
You will be eligible to participate in the Executive Fleet Program. Further details of the program may be obtained from our Fleet Manager, Mark Brown in Kanata at extension 1430.
BENEFITS
One of the advantages of working at Mitel is having access to an employee benefits program that is designed to meet your specific needs for health, dental care, and insurance coverage, a program that can be changed each year to reflect your evolving lifestyle, family situation and benefit priorities. Complete information will be provided to you on your start date and during your orientation with the Company. This is just one of the many benefits that are available to you as an employee at Mitel Networks.

Kevin Bowyer,
February 21, 2005

Your vacation will be accrued at a rate of 3.076 hours per pay period, or four (4) weeks per year. The maximum carry-over at the end of each fiscal year is 4 weeks (20 days, or pro-rated) of vacation. Any outstanding vacation over these hours at the end of the fiscal year is forfeited if it has not been taken.
COMPANY POLICIES
You are required to follow the Company’s policies and guidelines as communicated to you. The Policies@Work document is available to you through our internal Intranet site. It is recommended that you become familiar with our policies as the company’s policies and guidelines form part of your contract of employment.
Attached to this Letter of Offer are copies of the Internet Policy (Attachment “A”), the Code of Business Conduct (Attachment “B”) and the Directed Termination Due to Redundancy Policy (Attachment “C”). Mitel reserves the right to add, change, or modify any clause, at any time, to reflect business requirements and to maintain its legislative compliance.
You will be required to sign the Mitel “ Intellectual Property Rights & Confidentiality Agreement” (Attachment “D”) as a condition of employment. A copy of this form is enclosed for your review. You will be required to sign an original form and forward it to us upon your acceptance.
As well, Mitel reserves the right to retract the offer or to terminate an accepted offer without any liability to you if any misrepresentation has been made or if a significant fact has not been disclosed to Mitel. If you require further clarification, please contact the Human Resources department.
In accordance with the Immigration Reform and Control Act of 1986, it will be necessary for you to provide us with documentation that establish your identity and eligibility for employment in the United States of America. A list of acceptable documents will be couriered to you along with your new hire documentation.
Your employment shall at all times be considered “at will”. This letter is not to be considered an employment contract or guarantee of employment for any specific period.
The company reserves the right to change, with reasonable notice, any of the above terms and conditions of employment.
To indicate your acceptance of our offer of employment, please sign the bottom of this letter and return to the attention of Kathy Enright by March 7, 2005 at the following address:
Mitel Networks
350 Legget Drive
Ottawa, Ontario
Canada K2K 2W7

Kevin Bowyer,
February 21, 2005

If you have any questions about this letter or the enclosed materials, please contact Kathy at (613)592-5660 x3257.
We look forward to welcoming you to our team as you pursue your career with Mitel Networks.
Yours sincerely

/s/ Paul Butcher	/s/ Kathy Enright

Paul Butcher,	Kathy Enright,
Chief Operating Officer,	Human Resources,
Mitel Networks, Ottawa, Ontario	Mitel Networks, Ottawa, Ontario
I accept the offer of employment with Mitel Networks Solutions, upon the terms and conditions set out in this letter and Attachment “A”, Attachment “B”, Attachment “C” and Attachment “D”.

/s/ Kevin E. Bowyer	February 28, 2005

Accepted	Date

INTELLECTUAL PROPERTY RIGHTS,
CONFIDENTIALITY AGREEMENT, AND
NON-SOLICITATION/NON-COMPETE AGREEMENT
In consideration of my employment with Mitel Networks, Inc. or its subsidiary Mitel Networks Solutions, Inc. (“Mitel”), the salary or wages paid and/or to be paid to me in connection with my employment, the access provided to me to proprietary information of Mitel (including that of Mitel Networks Corporation), its suppliers and customers and other good and valuable consideration, the adequacy of which is hereby acknowledged, I agree as follows:
1.0	BEST EFFORTS

1.1	I agree to devote my full time and attention and use my best efforts to perform the duties (“Work”) associated with my position, including, without limitation, the duty to create and invent. I agree not to work for or provide any services to a third party (other than as required by my position) without the prior written consent of Mitel.

2.0	OWNERSHIP OF INVENTIONS

2.1	Every invention and discovery, (whether patentable or not), work of authorship (including software code), technology and know-how and any improvement and revision to any of the foregoing (collectively “Inventions”) made or created by me, either alone or in collaboration with others, during the period of my employment with Mitel which either uses Information (as defined in 5.1, below) or which is within the scope of the actual or anticipated business of Mitel, including research and development activities, its manufacturing, its products and its services, and all intellectual and industrial property rights (IPR’s) arising with respect to any of the above, will be and remain the exclusive property of Mitel. I agree to hold all Inventions in a fiduciary capacity for the benefit of Mitel and hereby agree to assign all my rights and interests in the Inventions made or created by me to Mitel and its nominees and to promptly disclose in writing to my manager or to any person specifically designated by Mitel from time to time complete information concerning all Inventions made or created by me and this undertaking shall survive termination with respect to any such Invention(s) made or created by me during my employment.

2.2	I acknowledge that I am being permitted by Mitel to use its premises, facilities, equipment and tools, supplies and other resources to do my Work which may involve making or creating various Inventions and that I am receiving Mitel’s assistance in performing my Work.

2.3	I also agree that I may perform my Work at home or at other than Mitel locations during as well as outside regular Mitel business hours. I agree that the Work so performed will be considered part of and within the scope of my regular Work for Mitel for the purposes of this Agreement.

3.0	AGREEMENT TO ASSIST

3.1	I will, during and after the period of my employment with Mitel, without charge to Mitel, but at its request and expense, assist Mitel and its nominees in every reasonable way to obtain and vest in it or them title to all IPR’s arising with respect to all such Inventions in all countries by executing all necessary or desirable documents, including applications for patents, copyrights, topography rights and assignments thereof. I will also co-operate with Mitel and its nominees in the prosecution or defense of any claims, lawsuits or other proceedings arising in connection with any such Inventions, without charge to Mitel, but at its expense and request.

3.2	I hereby unconditionally and irrevocably waive all my individual rights under patent and/or copyright legislation arising in connection with all Inventions, as applicable.

4.0	RECORDS

4.1	I will keep and maintain adequate and current records of all Inventions made or created by me and agree that these records will be and remain the property of and available to Mitel at all times. I agree that on leaving the employ of Mitel, I will promptly hand over to Mitel’s designated representative all such records (including all copies of such) existing in a tangible form such as notes, sketches, drawings, tables, lists, correspondence, computer diskettes, engineering books provided by Mitel, and other written, printed or photographed material in my possession, power or control relating to such Inventions and will not retain any such records. I likewise agree to permanently delete any such records residing on any computer or computer program in my possession upon may termination of employment.

5.0	TRADE SECRETS AND CONFIDENTIALITY

5.1	I recognize that during the period of my employment with Mitel, I will receive, develop or otherwise acquire information that (i) is a trade secret of Mitel, or (ii) is proprietary and confidential to Mitel, its parent, affiliates, suppliers or customers, as applicable, or (iii) is information that Mitel, its parent or any of its affiliates owes an obligation of confidence (collectively “Information”). I agree not to use any of the Information, in whole or in part, for any purpose other than for the benefit of Mitel and I will not, directly or indirectly, publish or disclose to any third party at any time during or after my employment any of the Information, in whole or in part, including Information relating to confidential inventions and ideas, products, product specifications, processes, procedures, machinery, apparatus, manufacturing affairs, business affairs, future plans, marketing plans, technical data, pricing, customers or customer lists (whether or not developed or acquired by me) without first obtaining the prior written authorization of Mitel for such use, publication or disclosure.

6.0	USE OF MITEL COMPUTERS AND COMMUNICATIONS SYSTEMS

6.1	I agree to adhere to all Mitel policies and guidelines regarding the use of Mitel’s computers, communications systems (voice, data, video), databases or files, and I agree not to make any unauthorized use of such computers, communications systems, databases, files or information contained therein or thereon. I agree that I have no expectation of privacy with respect to such.

7.0	COVENANT NOT TO SOLICIT/COMPETE

7.1	I further agree that while I am a paid employee of Mitel and for twelve (12) months thereafter:
(a)	I will not directly or indirectly, either for my own benefit or for the benefit of any person, firm or corporation, knowingly, directly or indirectly solicit, entice or approach any of Mitel’s employees so as to induce them to leave their employment with Mitel;

(b)	I will not solicit, or entice or attempt to solicit or entice away from Mitel any existing Mitel customer or any other person, firm or corporation dealing with Mitel and, likewise, I agree not to sell products and/or services competing with Mitel’s products and/or service for such period to customers of Mitel.

8.0	REASONABLENESS OF RESTRICTIONS

8.1	I have carefully read and considered the provisions of this Agreement and, having done so, agree that the restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the interests of Mitel, its officers, directors, shareholders and other employees.

9.0	NOT A CONTRACT OF EMPLOYMENT

9.1	Nothing stated herein shall be construed as creating a contract of employment or as changing the at will relationship of the parties.

10.0	TERM

10.1	This Agreement will be effective upon execution and for the duration of my employment with Mitel. The rights and obligations of the parties arising under this Agreement will also survive the termination of my employment with Mitel according to their specific terms as stated hereinabove.

11.0	SUCCESSORS, ASSIGNS, ETC.

11.1	This Agreement will inure to the benefit of the successors and assigns of Mitel and be binding upon my heirs, executors and administrators.

12.0	GOVERNING LAW & SEVERABILITY

12.1	This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia and venue is agreed to be in Fairfax County, Virginia. If any provision of this Agreement, or any part thereof, shall be held to be invalid or unenforceable, such provision, or part thereof, shall be severable and of no force and effect without invalidating the remaining provisions hereof, and this Agreement shall continue in full force and effect as if same had not been a part hereof.

	EMPLOYER: MITEL NETWORKS, INC. MITEL NETWORKS SOLUTIONS, INC.		EMPLOYEE

By:	/s/ Kathy Enright	By:	/s/ Kevin E. Bowyer

Printed Name:	Kathy Enright	Printed Name:	Kevin E. Bowyer

Title:	VP Human Resources	Address:

Dated:	March 4/05	Dated:	February 28, 2005
I HEREBY ACKNOWLEDGE RECEIPT OF A FULLY EXECUTED COPY OF THIS AGREEMENT

(Employee’s Initials)